FOURTH AMENDED AND RESTATED

INVESTMENT SUB-ADVISORY AGREEMENT

THIS FOURTH AMENDED AND RESTATED INVESTMENT SUB-ADVISORY AGREEMENT is made as of this 28th day of November 2018, by and between Mason Street Advisors, LLC, a Delaware limited liability company (the “Adviser”) and T. Rowe Price Associates, Inc., a Maryland corporation (the “Sub-Adviser”).

WHEREAS, the Adviser and Sub-Adviser are parties to that certain Third Amended and Restated Investment Sub-Advisory Agreement dated November 30, 2016 (the “Agreement”), pursuant to which the Sub-Adviser provides investment advisory services to the Short-Term Bond Portfolio, the Small Cap Value Portfolio, and the Equity Income Portfolio (each, a “Portfolio” and collectively, the “Portfolios”), of the Northwestern Mutual Series Fund, Inc. (the “Company”); and

WHEREAS, the Adviser and the Sub-Adviser desire to amend and restate the Agreement to include the terms and conditions set forth in this Fourth Amended and Restated Investment Sub-Advisory Agreement (the Agreement, as amended and restated hereby, shall be referred to hereinafter as the “Agreement”).

NOW, THEREFORE, in consideration of the premises and the terms and conditions hereafter set forth, intending to be legally bound, the parties hereto mutually agree as follows:

1.         Appointment.    The Adviser hereby appoints and retains the Sub-Adviser to act as the investment sub-adviser for each Portfolio, for the period and on the terms and conditions contained in this Agreement. By execution of this Agreement, the Sub-Adviser hereby accepts such appointment as sub-adviser for each Portfolio with full discretion and agrees to perform the services set forth herein, for the compensation herein provided. The Sub-Adviser shall for all purposes herein be deemed to be an independent contractor and shall, except as expressly provided or authorized, have no authority to act for or represent the Portfolios or the Adviser in any way or otherwise be deemed an agent of the Portfolios or the Adviser.

2.         Services.    Subject to supervision and oversight by the Adviser and the Board of Directors of the Portfolios (the “Board”), the Sub-Adviser shall supervise, manage and direct the investment of each Portfolio’s assets in accordance with the Portfolio’s investment objectives, policies and restrictions as stated in the Portfolio’s Prospectus and Statement of Additional Information (such Prospectus and Statement of Additional Information as currently in effect and as amended or supplemented from time to time, being herein called the “Prospectus”) and with such further guidelines as the Adviser may from time to time communicate to the Sub-Adviser. The Sub-Adviser will conduct a continual program of evaluation, investment, sale and reinvestment of the assets in each Portfolio by determining the securities and other investments that shall be purchased, entered into, sold, closed or exchanged, when these transactions should be executed, and what portion of each Portfolio should be held in the various securities and other investments in which it may invest, and what portion of each Portfolio should be held uninvested in cash. To enable Sub-Adviser to fully exercise its discretion, Adviser hereby appoints Sub-Adviser as agent and attorney-in-fact- for each Portfolio and hereby delegates to the Sub-Adviser the authority to invest and reinvest assets in each Portfolio (including the authority to place purchase and sale orders on behalf of the Portfolios and in connection therewith agrees to execute and deliver such powers of attorney or other documents reasonably necessary to evidence such authority) at such times and in such manner as the Sub-Adviser deems advisable in accordance with the Prospectus and such further guidance as the Adviser may from time to time provide to the Sub-Adviser. In the event the Adviser or Custodian engages in securities lending activities on behalf of each Portfolio, the Sub-Adviser will not be a party to or aware of such lending activities. It is understood that the Sub-Adviser shall not be responsible for settlement delay or failure or any related costs or loss due to such activities.

In performing its duties hereunder, the Sub-Adviser:

(a)    Shall act in conformity with (i) each Portfolio’s Prospectus; (ii) each Portfolio’s policies and procedures applicable to the subadvisory services provided to the Portfolios, and as provided by the Adviser; (iii) the instructions and directions of the Adviser and of the Board; and (iv) the requirements of the Investment Company Act of 1940, as amended (the “1940 Act”), the diversification requirements of the Internal Revenue Code of 1986, as amended, including, specifically, Section 817(h) of the Internal Revenue Code, the Commodity Exchange Act, and all other applicable laws and regulations, as each is amended from time to time.

(b)    Shall be responsible for the purchase, sale, exchange or conversion of foreign currency in the spot or forward markets in connection with trades on behalf of each Portfolio in unrestricted markets. Conversion of currencies into and out of the base currency of the Portfolios in restricted markets and generally income repatriation transactions will be the responsibility of the Portfolios’ custodian. The Sub-Adviser is not required to execute foreign currency trades through the custodian but may, in its sole discretion and in accordance with its fiduciary duty, select the custodian or counterparties for the execution of foreign currency transactions.

(c)    Shall be responsible for broker-dealer selection and for the negotiation of commission rates and, absent instructions from the Adviser to the contrary, the Sub-Adviser is authorized to place purchase and sale orders for the Portfolios with brokers and/or dealers selected by the Sub-Adviser. The Sub-Adviser may give a copy of this Agreement to any broker, dealer or other party to a transaction as evidence of its authority to act on the Portfolios’ behalf. In executing transactions for the Portfolios and selecting brokers or dealers, the Sub-Adviser will seek to obtain the best execution available and shall execute or direct the execution of all such transactions in conformity with applicable laws and in a manner that is consistent with its fiduciary obligations to each Portfolio and its other clients. In assessing the best execution available for transactions involving the Portfolios, the Sub-Adviser may consider all factors it deems relevant including, but not limited to, breadth of the market in the security, the price of the security, the financial condition and execution capability of the broker or dealer and the reasonableness of any commission for the specific transaction and on a continuing basis. Subject to such policies as the Board or Adviser may determine and communicate in writing to the Sub-Adviser, the Sub-Adviser shall not be deemed to have acted unlawfully or have breached any duty created by this Agreement or otherwise solely by reason of its having caused a Portfolio to pay a broker or dealer, acting as agent, for effecting a portfolio transaction for a Portfolio at a price in excess of the amount of commission another broker or dealer would have charged for effecting that transaction, if the Sub-Adviser determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer, viewed in terms of either that particular transaction or the Sub-Adviser’s overall responsibilities with respect to such Portfolio and to its other clients as to which it exercises investment discretion, and if the transaction is otherwise consistent with Section 28(e) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). It is understood that the services provided by such brokers may be useful to the Sub-Adviser in connection with the Sub-Adviser’s services to other clients.

(d)    May, but shall be under no obligation to, on occasions when the Sub-Adviser deems the purchase or sale of a security to be in the best interest of a Portfolio as well as other clients of the Sub-Adviser, and to the extent permitted by applicable laws and regulations, aggregate the securities to be so purchased or sold in order to obtain the most favorable price or lower brokerage commissions and efficient execution. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Sub-Adviser in the manner it considers to be the most equitable and consistent with its fiduciary obligations to the Portfolio in question and to such other clients.

(e)    Shall make available to the Board and the Adviser at reasonable times and at its expense its portfolio managers and other appropriate personnel, either in person or, at the mutual convenience of the Adviser and the Sub-Adviser, by telephone, in order to review the investment policies, performance and other investment related information regarding the Portfolios and to consult with the Board and the Adviser regarding the Portfolios’ investment affairs, including economic, statistical and investment matters related to the Sub-Adviser’s duties hereunder, and will provide periodic reports to the Adviser relating to the investment strategies it employs as well as the Sub-Adviser’s duties hereunder. The Sub-Adviser will provide the Board such other periodic reports as the Board may reasonably request and such other special reports as mutually agreed upon by the Sub-Adviser and Adviser, including, but not limited to, reports evidencing the manner in which Sub-Adviser ensures each Portfolio’s compliance with all applicable legal and regulatory requirements attendant to the investments made by the Sub-Adviser for and on behalf of each Portfolio.

(f)    Shall assist in the fair valuation of all Portfolio securities for which market quotations are not readily available in accordance with procedures adopted by the Board, as amended from time to time. The Sub-Adviser will use its reasonable efforts to provide, based upon its own expertise, and to arrange with parties independent of the Sub-Adviser such as broker-dealers for the provision of, valuation information or prices for securities for which prices are deemed by the Adviser or the Portfolios’ fund accounting agent not to be readily available in the ordinary course of business from an automated pricing service. If on any day the Sub-Adviser determines to fair value a security in any other portfolio it manages which is also held by a Portfolio, it will notify the Adviser of such determination and provide a fair value recommendation for such security. From time to time, the Sub-Adviser will assist the

Portfolios and their agents in validating inputs, assumptions and methodologies used by pricing vendors for securities in the Portfolios, and in determining whether prices obtained for valuation purposes accurately reflect market price information relating to the assets of the Portfolios at such times as the Adviser shall reasonably request, including but not limited to, the hours after the close of a securities market and prior to the daily determination of a Portfolio’s net asset value per share. The Sub-Adviser shall not be responsible or liable for the determination or accuracy of the valuation of any portfolio securities and other assets of the Portfolios.

(g)    Shall provide the Adviser and/or the Portfolios’ Chief Compliance Officer with such compliance reports as may be reasonably requested from time to time. Notwithstanding the foregoing, the Sub-Adviser will as soon as reasonably practicable report to the Adviser any violations of the federal securities laws (as defined in Rule 38a-1 of the 1940 Act) and federal commodities laws and regulations that pertain to the Portfolios that Sub-Adviser is or should be aware of or of any material violation of the Sub-Adviser’s compliance policies and procedures that pertain to the Portfolios.

(h)    Shall cooperate fully with counsel and auditors for, and the Chief Compliance Officers of, the Adviser and the Portfolios.

(i)    Shall, unless otherwise directed by the Adviser or the Board, vote all proxies received in accordance with the Sub-Adviser’s proxy voting policy. In connection with its responsibilities hereunder, the Sub-Adviser may retain a third party to provide proxy voting and ancillary administrative services. The Adviser shall instruct the Portfolios’ custodian to forward or cause to be forwarded to the Sub-Adviser all communications (including proxy statements, current solicitations, tender offers, ballots and other notification regarding bankruptcy proceedings and communications regarding class action or other lawsuits) for or relating to companies, the securities or other instruments which are held in the Portfolios. Unless otherwise directed by the Adviser, the Sub-Adviser also shall be responsible for monitoring and processing all corporate actions as well as filing and handling all class actions arising with respect to Portfolio securities. The Sub-Adviser shall maintain and shall forward to the Portfolios or their designated agent such proxy voting information as is necessary for the Portfolios to timely file proxy voting results in accordance with Rule 30b1-4 of the 1940 Act.

(j)    Shall (i) assist in the preparation of disclosures regarding factors that have affected each Portfolio’s performance, including the relevant market conditions and the investment strategies and techniques used by the Sub-Adviser, for each period as requested by the Adviser; and (ii) at the request of the Adviser review draft schedules of investments and other documents provided or available to it and provide comments on a timely basis. In addition, the Sub-Adviser and each officer thereof designated by the Adviser will provide on a timely basis such certifications or sub-certifications as the Adviser may reasonably request, including, without limitation, those necessary to support and facilitate certifications required to be provided by the Portfolios’ Principal Executive Officer, Principal Accounting Officer, Chief Compliance Officer or other officer of a Portfolio.

(k)    Shall be responsible for including eligible Portfolio securities in the Form 13F filed by the Sub-Adviser, unless otherwise directed by the Adviser.

(l)    Shall monitor and comply with each Portfolio’s investment objectives, policies, , applicable investment restrictions and limitations (including the limits set forth in Commodity Futures Trading Commission (“CFTC”) Letter No. 12-38, so long as the Adviser intends to rely upon such letter with respect to the Portfolios).    The Sub-Adviser shall also identify, and ensure the Portfolios’ compliance with, all applicable legal and regulatory requirements attendant to the investments made by the Sub-Adviser for and on behalf of the Portfolios, including, but not limited to, investments-related recordkeeping and reporting requirements imposed under federal securities and commodities laws and regulations as well as, where applicable, any foreign jurisdictions’ requirements. Sub-Adviser shall advise the Adviser promptly in the event it becomes aware of any non-compliance or anticipated non-compliance with any of the above with respect to each Portfolio’s assets managed by the Sub-Adviser. The Adviser acknowledges that the Sub-Adviser is not the compliance agent for the Portfolios or for the Adviser, and does not have access to all of the Portfolio’s’ books and records necessary to perform certain compliance testing. The Adviser acknowledges that to the extent that the Sub-Adviser has agreed to perform compliance monitoring under this Section, the Sub-Adviser shall perform such services based upon its own internal books and records with respect to the Portfolios, which comprise a portion of the Portfolios’ books and records, and shall not be held responsible under this Sub-Advisory Agreement so long as it performs such services in accordance with this Sub-Advisory Agreement based upon such books and records and such instructions provided by a Portfolio or the Adviser.

(m)    Shall be responsible for the management of the collateral in connection with any derivatives and other related transactions it enters into on behalf of the Portfolios, and for providing appropriate instructions to the Portfolios’ custodian(s) regarding the movement of collateral as required.

(n)    Shall as soon as reasonably practicable thereafter notify the Adviser in the event that the Sub-Adviser or any of its affiliates becomes aware:

(1)    that it is subject to a statutory disqualification that prevents the Sub-Adviser from serving as an investment manager pursuant to this Agreement;

(2)    of the occurrence of any inspections, notices or inquiries from any governmental or administrative body or self-regulatory agency, or actions, investigations, suits or proceedings involving, directly or indirectly, the affairs of the Portfolios or the Sub-Adviser’s management of the Portfolios, including an investigation, administrative proceeding or enforcement action by the Securities and Exchange Commission (the “Commission”);

(3)    of any material fact known to the Sub-Adviser respecting or relating to the Portfolios or the Sub-Adviser or its duties hereunder that is not contained in the Portfolios’ Registration Statement, as defined hereinafter, but that is required to be disclosed therein, and of any statement contained therein that becomes untrue in any material respect;

(4)    of a change or any anticipated change in the portfolio manager(s) assigned to manage the assets of a Portfolio hereunder;

(5)    of any reorganization or change in the Sub-Adviser, including any change in its ownership or key employees; or

(6)    the occurrence of any default, breach, or termination event under any agreement entered into by Sub-Adviser directly or on behalf of the Company or a Portfolio in respect of investments for and on behalf of a Portfolio.

(o)    Shall use the same skill and care in providing services to the Portfolios as it uses in providing services to fiduciary accounts for which it has investment responsibility.

(p)    Is hereby prohibited from consulting with any other sub-advisers of the Portfolios, other sub-advisers to another portfolio of the Company, or other sub-advisers to a portfolio under common control with a Portfolio concerning transactions of the Portfolios in securities or other assets.

(q)    Shall provide such other services on behalf of the Portfolios as the Adviser and the Sub-Adviser may agree from time to time.

(r)    Shall, as mutually agreed upon by the Sub-Adviser and Adviser, provide such additional services and supply such additional information as may be required by laws or regulations, adopted after the effective date of the Agreement that affect the Portfolios or the Adviser.

3.            Duties of Adviser.

(a)    The Adviser has entered into an Amended and Restated Advisory Agreement dated April 30, 2012 with the Company relating to the Portfolios (the “Advisory Agreement”). The Adviser shall continue to have responsibility for all services to be provided to the Portfolios pursuant to the Advisory Agreement and shall oversee and review the Sub-Adviser’s performance of its duties under this Agreement.

(b)    The Adviser has delivered or made available to the Sub-Adviser copies of each of the following documents and will deliver or make available to it all future amendments and supplements, if any:

(1)    Registration Statement under the 1940 Act and the Securities Act of 1933, as amended, on Form N-1A (the “Registration Statement”), as filed with the Commission relating to the Portfolios and their shares, and all amendments and supplements thereto; and

(2)    Prospectus(es) of the Portfolios.

(c)    The Adviser and the Sub-Adviser shall cooperate with each other to set up and maintain brokerage accounts and other accounts the parties deem advisable to allow for the purchase or sale of various forms of securities and other instruments pursuant to this Agreement; provided, however, that the Adviser shall have the ultimate authority to determine how futures accounts, ISDAs and other accounts or arrangements with respect to derivatives, short sales or other special investments shall be set up. If the Sub-Adviser enters into any ISDA or other trading agreements for a Portfolio, the Adviser agrees to provide the Sub-Adviser with tax information, governing documents, legal opinions and other information concerning the Portfolio necessary to complete such agreements and other documentation.

4.          Custody of Portfolio Assets.

(a)    Each Portfolio’s assets shall be held at all times by such entity or entities engaged by the Company to be the custodian (collectively, the “custodian”). The Adviser shall promptly notify the Sub-Adviser in the event of any change in the identity of the custodian for the Portfolios. Neither the Adviser nor the Sub-Adviser shall have possession or custody of any assets in the Portfolios. All payments, distributions and other transactions in cash or securities in respect of the Portfolios shall be made directly to or from the custodian. The Adviser shall provide or direct the custodian to provide to the Sub-Adviser from time to time such reports concerning assets, receipts and disbursements with respect to the Portfolios as the Sub-Adviser may reasonably request. The Sub-Adviser shall not be liable for any act or omission of the Portfolios’ custodian.

(b)    The Sub-Adviser shall provide the custodian on each business day with all necessary information relating to all transactions concerning the assets of each Portfolio and shall provide the Adviser with such information upon request of the Adviser. With respect to securities to be purchased or sold through the Depository Trust Company, the Sub-Adviser shall arrange for the automatic transmission of the I.D. confirmation of the trade to the Portfolios’ custodian. The Sub-Adviser may issue such instructions to the custodian as may be appropriate in connection with the settlement of transactions initiated by the Sub-Adviser and the management of collateral required in connection with any derivatives and related transactions entered into on behalf of the Portfolios.

(c)    The Sub-Adviser will be responsible for providing Portfolio trades to the Portfolios’ fund accounting agent for inclusion in the daily calculation of each Portfolio’s net asset value (“NAV”) in a manner, and in accordance with such time requirements established by the Adviser and acceptable to the Sub-Adviser. In the event trade data is not delivered by the Sub-Adviser in accordance with such requirements and it is determined that the Sub-Adviser’s gross negligence as required by the standard of care in Section 8 of this Agreement caused an error that is material to a Portfolio, the Sub-Adviser shall reimburse the affected Portfolio pursuant to the Portfolio’s NAV Error Policy provided that such Policy is consistent with industry and SEC standards.

5.          Compensation and Expenses.

(a)    For the services to be provided by the Sub-Adviser pursuant to this Agreement for the Portfolios, the Adviser will pay to the Sub-Adviser as full compensation therefor a fee at an annual rate equal to a percentage of each Portfolio’s average daily net assets managed by the

Sub-Adviser, as set forth on Schedule A. This fee will be paid to the Sub-Adviser from the Adviser’s advisory fee for each such Portfolio. This fee will be computed daily and paid to the Sub-Adviser monthly on or before the 10th business day of the succeeding month and shall be accompanied by a worksheet showing the basis for the fee calculation. If this Agreement becomes effective or terminates before the end of any month, the fee for the period from the effective date to the end of such month or from the beginning of such month to the date of termination, as the case may be, shall be prorated according to the proration which such period bears to the full month in which such effectiveness or termination occurs.

(b)    During the term of this Agreement, the Sub-Adviser will pay all expenses incurred by it in connection with its activities under the Agreement.

(c)    The fee rate payable under this Agreement with respect to each of the Portfolios is set forth on Schedule A, which is attached hereto and made a part of this Agreement. With respect to each Portfolio, the Sub-Adviser agrees to provide notice to the Adviser in accordance with Section 15 of this Agreement in the event that the Sub-Adviser enters into an investment sub-advisory agreement in the future to provide investment sub-advisory services to another registered investment company (i) with initial assets to be managed by the Sub-Adviser approximately equal to or less than the current assets managed pursuant to this Agreement; and (ii) pursuant to the same investment mandate and for substantially similar services provided to a Portfolio under this Agreement for a lower fee schedule than as provided for in Schedule A.

6.          Representations and Warranties of Sub-Adviser.    The Sub-Adviser represents, warrants and agrees as follows:

(a)    The Sub-Adviser is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and will continue to be so registered while this Agreement is in effect.

(b)    The Sub-Adviser is not prohibited by the 1940 Act or the Advisers Act from performing the services contemplated by this Agreement and has met, and will continue to meet for so long as this Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory organization, necessary to be met in order to perform the services contemplated by this Agreement.

(c)    The Sub-Adviser is registered with the National Futures Association as a commodity trading adviser and commodity pool operator or is exempt from such registration. As of the date of this Agreement, the Sub-Adviser is exempt from registration as a commodity pool operator. The Sub-Adviser will continue to review its status/eligibility of exemption from registration as a commodity pool operator.

(d)    The Sub-Adviser acknowledges that the Adviser currently intends to rely upon CFTC Letter No. 12-38 with respect to each Portfolio. So long as the Adviser intends to rely upon CFTC Letter No. 12-38 with respect to the Portfolios, as long as Sub-Adviser manages all of the assets of a Portfolio then the Sub-Adviser shall at all times manage such Portfolio in accordance with the criteria set forth in CFTC Letter No. 12-38 and shall comply at all times with the trading limits and other requirements set forth therein. Sub-Adviser shall manage the Portfolios so that Adviser’s direct exposure to commodity interests does not exceed the levels specified in 17 C.F.R. Sec. 4.5 or 4.13. In the event Sub-Adviser does not manage all of the assets of a Portfolio, with respect to the criteria of CFTC Letter No. 12-38 Sub-Adviser will manage its portion of the assets of a Portfolio as mutually agreed upon by the Adviser and Sub-Adviser.

(e)    The Sub-Adviser has provided the Adviser and the Company with a copy of its Form ADV as most recently filed with the Commission, and will promptly after filing any amendment to its Form ADV with the Commission, furnish a copy of such amendment to the Adviser.

(f)    The Sub-Adviser has adopted a code of ethics meeting the requirements of Rule 17j-1 under the 1940 Act and the requirements of Rule 204A-1 under the Advisers Act and has provided the Adviser and the Board a copy of such code of ethics, together with evidence of its adoption, and will promptly provide copies of any changes thereto, together with evidence of their adoption. Upon request of the Adviser on an annual basis, the Sub-Adviser will supply the Adviser a written report that (A) describes any issues arising under the code of ethics or procedures since the Sub-Adviser’s last report, including but not limited to material violations of the code of ethics or procedures and sanctions imposed or remedial action taken in response to the material violations; and (B) certifies that the procedures contained in the Sub-Adviser’s code of ethics are reasonably designed to prevent “access persons” from violating the code of ethics.

(g)    The Sub-Adviser has in place and will continue to maintain compliance policies and procedures that are reasonably designed to prevent violations of the Advisers Act and the rules adopted thereunder by the Sub-Adviser or any of its supervised persons. Upon request of the Adviser, but in any event no less frequently than annually, the Sub-Adviser will supply the Adviser a written report that (A) describes material amendments made to the Sub-Adviser’s policies and procedures since the Sub-Adviser’s last report; (B) describes any issues arising under the Sub-Adviser’s policies and procedures since the Sub-Adviser’s last report, including but not limited to material violations of any such policies or procedures and sanctions imposed or remedial action taken in response to the material violations; and (C) certifies that the policies and procedures are adequate in design and operation to prevent violations of the Advisers Act and the rules adopted thereunder by the Sub-Adviser or any of its supervised persons.

(h)    The Sub-Adviser has provided the custodian and the Adviser with a list of individuals who are authorized to provide instructions (including verbal, written, or by way of straight-through processing) to the Portfolios’ custodian to act on any matters and/or to take any actions with respect to the cash or securities of the Portfolios (such individuals hereinafter referred to as “authorized persons” and such list as the “authorized persons list”). Each authorized person shall have a business need to have the ability to move cash and/or securities to and from each Portfolio’s custody accounts within the scope of authority identified on the authorized persons list. In the event any person on the authorized persons list no longer has a business need to access the Portfolios’ custody accounts, whether resulting from a change in job responsibilities, a termination of employment or otherwise, the Sub-Adviser will promptly provide the custodian and the Adviser with an updated authorized persons list reflecting the removal of such person. Upon the request of the Adviser, but in any event no less frequently than annually, the Sub-Adviser will provide the Adviser with a current authorized persons list.

7.          Representations and Warranties of the Adviser. The Adviser represents, warrants and agrees as follows:

(a)    Adviser (i) is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the 1940 Act or the Advisers Act from performing the services contemplated by this Agreement or the Advisory Agreement, (iii) has met and will seek to continue to meet for so long as this Agreement remains in effect, any other applicable federal and state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency necessary to be met in order to perform the services contemplated by this Agreement or the Advisory Agreement; (iv) has the authority to enter into and perform the services contemplated by this Agreement; and (v) will promptly notify Sub-Adviser of the occurrence of any event that would disqualify Adviser from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act or otherwise.

(b)    The Portfolios are each a “qualified institutional buyer” (“QIB”) as defined in Rule 144A under the Securities Act of 1933, as amended, and Adviser will notify Sub-Adviser as soon as reasonably practicable if such Portfolios cease to be a QIB; and

(c)    The assets in the Portfolios are free from all liens and charges and undertakes that no liens or charges will arise from the acts or omissions of Adviser and the Portfolios that may prevent Sub-Adviser from giving a first priority lien or charge on the assets solely in connection with Sub-Adviser’s authority to direct the deposit of margin or collateral to the extent necessary to meet the obligations of a Portfolio with respect to any investments made pursuant to the Prospectus.

(d)    The Adviser represents and warrants that it has filed a claim to perfect the no-action relief provided by CFTC Letter No. 12-38 with respect to compliance with CFTC Regulation 4.5 on behalf of the Portfolios, and that the Adviser intends to timely file a notice of eligibility as required by Regulation 4.5 with respect to the Portfolios within six months after the effective date of revised CFTC guidance regarding the application of de minimis thresholds to funds of funds in the context of Regulation 4.5, and will thereafter, during the term of this Agreement, reaffirm such notice of eligibility as required by Regulation 4.5.

(e)    The Adviser agrees that it shall provide the Sub-Adviser, in a manner and with such frequency as is mutually agreed upon by the parties, with a list, if any, of (i) each “government entity” (as defined by Rule 206(4)-5 under the Advisers Act), invested in each Portfolio where the account of such government entity can reasonably be identified as being held in the name of or for the benefit of such government entity on the records of each Portfolio and (ii) each government entity that sponsors or establishes a 529 Plan and has selected each Portfolio as an option to be offered by such 529 Plan.

8.        Books and Records. The Sub-Adviser shall keep the Portfolios’ books and records required to be maintained with respect to the services provided by the Sub-Adviser pursuant to Section 2 of this Agreement and shall timely furnish to the Adviser all information relating to the Sub-Adviser’s services under this Agreement needed by the Adviser to keep the other books and records of the Portfolios required by Rule 31a-1 under the 1940 Act. The Sub-Adviser agrees that all records that it maintains on behalf of a Portfolio (including agreements it enters into on behalf of a Portfolio) are property of the related Portfolio and the Sub-Adviser will surrender promptly to the Portfolio any of such records upon the Portfolio’s request; provided, however, that the Sub-Adviser may retain a copy of such records for the sole purpose of complying with applicable law. The Sub-Adviser further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act any such records as are required to be maintained by it pursuant to this Agreement.

9.        Limitation of Liability.

The Sub-Adviser shall not be liable for any error of judgment or for any loss suffered by either a Portfolio or the Adviser in connection with the performance of its obligations under this Agreement, except a loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services, or a loss resulting from willful misfeasance, bad faith or gross negligence on the Sub-Adviser’s part in the performance of its duties or from reckless disregard of its obligations and duties under this Agreement, except as may otherwise be provided by the 1940 Act or under the provisions of other federal securities laws or applicable state law which cannot be waived or modified hereby.

10.        Indemnification. (a) The Sub-Adviser shall bear, and be responsible for, and hold harmless and indemnify the Adviser, the Company and their respective affiliates, directors, officers, shareholders, employees or agents (each, an “Indemnified Party”) from any loss, liability, cost, damage or expense (including attorneys’ fees and costs) suffered by any Indemnified Party as a result of: (i) any willful misconduct, bad faith, reckless disregard, or gross negligence of Sub-Adviser in the performance of any of its duties or obligations hereunder; and (ii) any untrue statement of a material fact (or an omission of such a statement), related to the Sub-Adviser or the Portfolios, contained in any Registration Statement, Prospectus, or Statement of Additional Information, or any amendment or supplement thereto, if such statement or omission was made in reliance on Sub-Adviser’s current Form ADV or information provided by the Sub-Adviser to the Adviser (whether the information is furnished by the Sub-Adviser in writing or through obtaining Sub-Adviser’s affirmation or approval of such information) for purposes of inclusion in any of the foregoing documents and filings; provided, however, that Sub-Adviser has had a reasonable opportunity to review information regarding Sub-Adviser contained in such Registration Statement, Prospectus, or Statement of Additional Information, or any amendment or supplement thereto. Sub-Adviser’s obligations contained in this Section 10 shall survive the expiration or termination of this Agreement.

b) The Adviser shall bear, and be responsible for, and hold harmless and indemnify the Sub-Adviser and its respective affiliates, directors, officers, shareholders, employees or agents (each, a “Sub-Advised Indemnified Party”) from any loss, liability, cost, damage or expense (including attorneys’ fees and costs) suffered by any Sub-Advised Indemnified Party as a result of: (i) any willful misconduct, bad faith, reckless disregard, or gross negligence of Adviser in the performance of any of its duties or obligations hereunder; and (ii) any untrue statement of a material fact (or an omission of such a statement), related to the the Portfolios, contained in any Registration Statement, Prospectus, or Statement of Additional Information, or any amendment or supplement thereto, unless such statement or omission was made in reliance on information provided by the Sub-Adviser, or any of its affiliated persons, to the Adviser. Adviser’s obligations contained herein shall survive the expiration or termination of this Agreement.

11.        Term and Termination.    This Agreement shall become effective upon the date first above written, provided that this Agreement shall not take effect unless it has first been approved in conformance with the 1940 Act. Unless earlier terminated as provided herein, this Agreement shall continue in effect from year to year, subject to the termination provisions and all other terms and conditions hereof, so long as continuance is specifically approved at least annually in conformance with the 1940 Act; provided, however, that this Agreement may be terminated (a) by a Portfolio at any time, without the payment of any penalty, by the vote of a majority of the Portfolio’s directors or by the vote of a majority of the outstanding voting securities of the Portfolio, (b) by the Adviser at any time, without the payment of any penalty, on 60 days’ written notice to the other party, or (c) by the Sub-Adviser at any time, without the payment of any penalty, on 60 days’ written notice to the other party. This Agreement shall terminate automatically upon any termination of the Advisory Agreement. This Agreement shall terminate automatically and immediately in the event of its assignment. As used in this Section 11, the terms “assignment” and “vote of a majority of the outstanding voting securities” shall have the respective meanings set forth in the 1940 Act and the rules and regulations thereunder, as interpreted or modified by no-action letters, exemptive relief or other exceptions as may be granted by the Commission or its staff under the 1940 Act.

12.        Services to Other Clients.    The investment management services provided by the Sub-Adviser under this Agreement are not to be deemed exclusive and the Sub-Adviser shall be free to render similar services to others, as long as such services do not impair the services rendered to the Adviser or the Portfolios. Nothing in this Agreement shall limit or restrict the right of any of the Sub-Adviser’s partners, officers, or employees to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any business, whether of a similar or dissimilar nature.

13.        Cybersecurity; Confidentiality; Use of Names.

(a)    All information provided by the Adviser, the Company or the custodian to the Portfolios or Sub-Adviser or developed by the Sub-Adviser in the course of performing its obligations under this Agreement shall be held as confidential by the Sub-Adviser; provided, however, the Sub-Adviser shall be permitted to disclose or communicate to a proper party such information (i) as authorized in this Agreement, (ii) to the extent necessary for performance under this Agreement or to meet the requirements set forth herein, or (iii) as required to be disclosed in the course of a regulatory examination or that is required to be disclosed pursuant to a requirement of a governmental agency or law.    The Adviser, Sub-Adviser, and Company shall have in place and maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of, records and information it obtains or prepares and maintains pursuant to this Agreement or in the course of performing its duties hereunder. The Sub-Adviser shall be responsible and liable for failure to perform its obligations under this Agreement, or expenses incurred by the Adviser or the Company or a Portfolio resulting from a failure to establish, maintain, implement or follow reasonably designed cybersecurity and disaster recovery programs, policies and procedures. The Sub-Adviser also agrees to notify the Adviser as soon as reasonably practicable upon discovery of: (i) any security breach; or (ii) any acquisition of information Sub-Adviser obtains, prepares or maintains pursuant to this Agreement, by an unauthorized person. The Sub-Adviser agrees to promptly inform the Adviser of the steps taken by the Sub-Adviser to mitigate any damage or remediate the breach and/or acquisition of information and will use commercially reasonable efforts to cooperate with Adviser to assist Adviser regain possession of such information and prevent its further unauthorized use in the event of the known breach .The Adviser will not disclose or use any records or information with respect to the Sub-Adviser obtained pursuant to this Agreement in any manner whatsoever except as expressly authorized in this Agreement, and will keep confidential any information obtained pursuant to this Agreement, and disclose such information only as authorized in this Agreement, or if such disclosure is required to be disclosed in the course of a regulatory examination or that is required to be disclosed pursuant to a requirement of a governmental agency or law.

(b)    The Sub-Adviser shall not use the name, trade name, trademarks, service marks and/or logo of the Adviser, The Northwestern Mutual Life Insurance Company (“Northwestern Mutual”), and/or any subsidiaries or affiliates of Northwestern Mutual in any communications (written, verbal or electronic), including publicity releases, advertising or sales activities or brochures, or similar written materials or activities, other than in communications which are solely internal to the Sub-Adviser or are with the Adviser, a Portfolio, or any of their respective officers, directors or employees, and except for Sub-Adviser’s use of such materials provided in response to legal or regulatory requirements or the requirements of this Agreement. It is understood that the name “T. Rowe Price Associates, Inc.” or any derivative thereof or logo, trademark or service mark associated with such name (the “Sub-Adviser Name”) is the valuable property of the Sub-Adviser. The Sub-Adviser hereby acknowledges that the Sub-Adviser Name may be used for identification purposes as a part of or adjacent to the legal name of a Portfolio, and as such, may be used routinely in the ordinary course of business in filings with state and federal regulators, in internal communications, in reports to and communications with shareholders, in fund fact sheets and other marketing materials and in materials provided to the Board (collectively, the “Portfolio Communications”). The Sub-Adviser hereby grants the Adviser and the Portfolios the right to use the Sub-Adviser Name in Portfolio Communications in accordance with this Section 13. Any other use by the Adviser of the Sub-Adviser Name, trademarks or logos in promotional or sales related materials prepared by or on behalf of the Adviser or on behalf of the Portfolios shall comply with the terms of this

Agreement. All such use shall be in accordance with Sub-Adviser’s reasonable policies regarding advertising and trademark usage. The Adviser acknowledges that they have no interest in Sub-Adviser’s trademarks that are owned solely and exclusively by the Sub-Adviser, and except for the limited license granted pursuant to this section, the Adviser has no interest in the rights, title or interest in or to Sub-Adviser’s trademarks. The Adviser shall not apply for registration of Sub-Adviser’s trademarks (or any mark confusingly similar thereto) anywhere in the world. Upon termination of this Agreement, the Adviser shall forthwith cease to use such name (or derivative or logo), except as provided in this Section 13(b).

(c)    During the term of this Agreement, the Adviser shall furnish to the Sub-Adviser at its principal office all reports to and communications with shareholders, sales literature and other marketing materials prepared for distribution to shareholders of the Portfolios or to the public which refer to the Sub-Adviser Name or contain the trademark of Sub-Adviser that have not previously been approved, prior to the use thereof, and the Adviser shall not use any such materials without prior written approval by the Sub-Adviser, which approval shall not be unreasonably withheld. The Adviser shall ensure that materials prepared by employees or agents of the Adviser or its affiliates that refer to the Sub-Adviser or contain the trademark of Sub-Adviser are consistent with those materials previously approved by the Sub-Adviser referenced above.

14.        Acknowledgement; No Personal Liability.    Sub-Adviser acknowledges that it has received notice of and accepts the limitations of the Company’s liability as set forth in its Articles of Incorporation. Sub-Adviser agrees that the Company’s obligations hereunder shall be limited to the assets of the Portfolios, and that the Sub-Adviser shall not seek satisfaction of any such obligation from any shareholders of the Company nor from any director, officer, employee or agent of the Company.

15.        Use of Third-Party Service Providers.    Sub-Adviser may, consistent with applicable law and subject to the provisions of this Agreement, contract with and retain an affiliated or unaffiliated third party to assist Sub-Adviser in the performance of the services it provides under this Agreement, as it determines reasonably necessary (such third party, a “Third-Party Provider”). Sub-Adviser, however, may not delegate or outsource the principal investment management services as set forth in Section 2 of this Agreement, (which shall in all cases remain an obligation to be discharged solely and directly by the Sub-Adviser), and no third-party services arrangement shall involve a third party serving as an “investment adviser” to the Portfolio(s) within the meaning of the 1940 Act.

Sub-Adviser shall promptly provide prior written notice to Adviser of the commencement of any services arrangement with a Third-Party Provider. Sub-Adviser will act in good faith with commercially reasonable due diligence in the selection and use of any Third-Party Provider and will conduct reasonable oversight and supervision over the applicable services. Sub-Adviser represents and warrants that any such Third-Party Provider: (i) shall be subject to and responsible for: (a)complying with the confidentiality and non-disclosure obligations agreed upon between Sub-Adviser and Third Party Provider, which shall include confidentiality and non-disclosure obligations substantially similar to and consistent with such obligations applicable to Sub-Adviser under the terms of this Agreement; (b) implementing and maintaining appropriate procedures and systems to protect the security and confidentiality of any confidential information obtained or developed in rendering services to the Sub-Adviser; and (c) using Portfolio holdings data only for purposes as may be required to render the services which they are retained to provide; and (ii) shall agree not to trade on non-public Portfolio information that may be supplied or obtained in rendering the services provided to Sub-Adviser.

In connection with the use of any Third-Party Provider, Sub-Adviser acknowledges and agrees:

(1)

Sub-Adviser will be responsible for any services performed by, and acts and omissions of, any Third-Party Provider and shall be liable hereunder to Adviser for the same to the same extent as if Sub-Adviser performed such services or such acts or omissions were Sub-Adviser’s. Sub-Adviser’s retention or use of a Third-Party Provider shall not relieve Sub-Adviser of any of its duties, obligations or liabilities hereunder, including, without limitation, Sub-Adviser’s obligations with respect to maintaining books and records as set forth in this Agreement.

(2)

Sub-Adviser is solely responsible for the terms of any contractual or other arrangements it has with a Third-Party Provider, including without limitation, all obligations related to compensation of such third party.

(3)

Sub-Adviser shall bear, be responsible for, and hold harmless and indemnify the Adviser, the Company and their respective affiliates, directors, officers, shareholders, employees or agents (each an “Indemnified Party” and collectively, the “Indemnified Parties”) from any loss, liability, cost, damage or expense (including reasonable attorneys’ fees and costs) (“Losses”) suffered by any Indemnified Party as a result of the acts or omissions on the part of the Third-Party Provider.

(4)

Sub-Adviser shall comply with any Portfolio or Company written policies and procedures applicable to Third-Party Provider arrangements that have been provided or made available to Sub-Adviser, as may be amended from time to time (provided that all such amendments are in writing and are provided or made available to Sub-Adviser), including, without limitation, the Adviser’s policy with respect to the disclosure of Portfolio holdings data (as provided by Adviser or to which access is made available to Sub-Adviser periodically), including the obligation thereunder for the Sub-Adviser to disclose on a current basis those service providers to whom Sub-Adviser may provide material non-public holdings data for the Portfolio; and

(5)

Sub-Adviser shall cooperate in providing updated certifications or attestations as may be required by Adviser regarding those Third-Party Providers and their associated personnel to whom Sub-Adviser desires to provide access to the custodian’s platform or systems for the purpose of providing instructions or direction to the custodian, or to view or receive information, relating to any Portfolio account.

16.        Notices.    Any notice, advice or report to be given pursuant to this Agreement shall be delivered or mailed:

To the Adviser at:

Mason Street Advisors, LLC

720 East Wisconsin Avenue

Milwaukee, WI 53202

Attention: Kate M. Fleming, President

To the Sub-Adviser at:

T. Rowe Price Associates, Inc.

4515 Painters Mill Road

Owings Mills, Maryland 21117

Attention: Legal Subadvised

E-mail: Legal_Subadvised@troweprice.com

17.        Amendments.   No provisions of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought, and no amendment of this Agreement shall be effective until approved in the manner required by the 1940 Act.

18.        Governing Law.   This Agreement shall be governed by the laws of the state of Delaware; provided, however, that nothing herein shall be construed as being inconsistent with the 1940 Act.

19.        Entire Agreement.   This Agreement embodies the entire agreement and understanding among the parties hereto, and supersedes all prior agreements and understandings relating to this Agreement’s subject matter.

20.        Counterparts.   This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original; all such counterparts shall, together, constitute only one instrument.

21.        Severability.   Should any part of this Agreement be held invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

22.        Successors.   This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below as of the day and year first written above.

MASON STREET ADVISORS, LLC	T. ROWE PRICE ASSOCIATES, INC.

By:	/s/ Kate M. Fleming	By:	/s/ Terence Baptiste

Name:	Kate M. Fleming	Name:	Terence Baptiste

Title:	President	Title:	Vice President

SCHEDULE A

TO

FOURTH AMENDED AND RESTATED

INVESTMENT SUB-ADVISORY AGREEMENT

BETWEEN

MASON STREET ADVISORS, LLC

AND

T. ROWE PRICE ASSOCIATES, INC.

DATED: November 28, 2018

Portfolio	Fee
Short Term Bond Portfolio*	First $50 Million: 0.225%
Next $50 Million: 0.175%
Reset at $100 Million: 0.15%
Reset at $250 Million: 0.125%
Over $500 Million: 0.10%
Reset at $1 Billion: 0.10%
Small Cap Value Portfolio	$0-500 Million – 0.60% of average daily net assets Over $500 Million – 0.55% of average daily net assets
Equity Income Portfolio** (See new fee schedule information set forth below, effective December 1, 2018)

$0-50 Million – 0.50% of average daily net assets

$50-100 Million – 0.45% of average daily net assets

Reset at $100 Million – 0.40% of average daily net assets

Reset at $200 Million – 0.35% of average daily net assets

Reset at $500 Million – 0.325% of average daily net assets

$500 Million-$1 Billion – 0.30% of average daily net assets

Reset at $1 Billion – 0.30% of average daily net assets

Reset at $1.5 Billion – 0.275% of average daily net assets

* Short Term Bond Portfolio Transitional Fee Credits:

The Sub-Adviser will provide the Adviser transitional credit to eliminate any discontinuity between the tiered fee schedule and the flat fee once assets exceed $100 million, between the flat 0.15% fee schedule and 0.125% once assets reach $250 million, and between the tiered fee schedule and flat 0.10% fee schedule when assets reach $1 billion. The credit will apply at asset levels between approximately $71.4 million and $100 million, at assets levels between approximately $208.3 million and $250 million, and at assets levels between approximately $875 million and $1 billion.

To accommodate circumstances where a Fund’s assets fall beneath $100 million and to prevent a decline in a Fund’s assets from causing an increase in the absolute dollar fee, the Sub-Adviser will provide a transitional credit to cushion the impact of reverting to the original tiered fee schedule. The credit will be applied against the fees assessed under the existing fee schedule and will have the effect of reducing the dollar fee until assets either (a) exceed $100 million, when the flat fee would be triggered, or (b) fall below a threshold of approximately $71.4 million, where the tiered fee schedule would be fully re-applied.

The credit is determined by multiplying the difference between the tiered fee schedule and the flat 0.15% fee schedule by the difference between the current portfolio size for billing purposes and the $71.4 million threshold, divided by the difference between $100 million and the $71.4 million threshold. The credit would approach $50,000 annually when a Fund’s assets were close to $100 million and fall to zero at approximately $71.4 million.

The transitional credit is determined as follows:

Current Portfolio Size for Billing Purposes – $71,428,571.43	x $50,000
$28,571,428.57

To accommodate circumstances where a Fund’s assets fall beneath $250 million and to prevent a decline in a Fund’s assets from causing an increase in the absolute dollar fee, the Sub-Adviser will provide a transitional credit to cushion the impact of reverting to the original 0.15% fee schedule. The credit will be applied against the fees assessed under the existing fee schedule and will have the effect of reducing the dollar fee until assets either (a) exceed $250 million, when the 0.125% fee would be triggered, or (b) fall below a threshold of approximately $208.3 million, where the 0.15% fee schedule would be fully re-applied.

The credit is determined by multiplying the difference between the flat 0.15% fee schedule and the 0.125% fee schedule by the difference between the current portfolio size for billing purposes and the $208.3 million threshold, divided by the difference between $250 million and the $208.3 million threshold. The credit would approach $62,500 annually when a Fund’s assets were close to $250 million and fall to zero at approximately $208.3 million.

The transitional credit is determined as follows:

Current Portfolio Size for Billing Purposes – $208,333,333.33	x $62,500
$41,666,666.67

To accommodate circumstances where a Fund’s assets fall beneath $1 billion and to prevent a decline in a Fund’s assets from causing an increase in the absolute dollar fee, the Sub-Adviser will provide a transitional credit to cushion the impact of reverting to the original tiered fee schedule. The credit will be applied against the fees assessed under the existing fee schedule and will have the effect of reducing the dollar fee until assets either (a) exceed $1 billion, when the flat fee would be triggered, or (b) fall below a threshold of approximately $875 million, where the tiered fee schedule would be fully re-applied.

The credit is determined by multiplying the difference between the tiered fee schedule and the flat 0.10% fee schedule by the difference between the current portfolio size for billing purposes and the $875 million threshold, divided by the difference between $1 billion and the $875 million threshold. The credit would approach $125,000 annually when a Fund’s assets were close to $1 billion and fall to zero at approximately $875 million.

The transitional credit is determined as follows:

Current Portfolio Size for Billing Purposes – $875,000,000	x $125,000
$125,000,000

**Equity Income Portfolio Transitional Fee Credits:

The Sub-Adviser will provide the Adviser a transitional credit to eliminate any discontinuity between the tiered fee schedule and the flat 0.40% fee schedule once assets reach $100 million. The credit will apply at asset levels between approximately $83 million and $100 million, To accommodate circumstances where the Equity Income Portfolio’s assets fall beneath $100 million, and to prevent a decline in the Portfolio’s assets from causing an increase in the absolute dollar fee, the Sub-Adviser will provide a transitional credit to cushion the impact of reverting to the original tiered fee schedule. The credit will be applied against the fees assessed under the existing fee schedule and will have the effect of reducing the dollar fee until assets either (a) exceed $100 million, when the flat fee would be triggered, or (b) fall below a threshold of approximately $83 million, which would trigger the application of the tiered fee schedule.

The credit is determined by prorating the difference between the tiered fee schedule and the flat 0.40% fee schedule over the difference between $100 million and the current portfolio size for billing purposes. The credit would approach $75,000 annually when the Equity Income Portfolio’s assets were close to $100 million and fall to zero at approximately $83 million. The transitional credit is determined as follows:

Current Portfolio Size for Billing Purposes - $83,333,333	X $75,000
$16,666,667

To accommodate circumstances where the Equity Income Portfolio’s assets fall beneath $200 million, and to prevent a decline in the Portfolio’s assets from causing an increase in the absolute dollar fee, the Sub-Adviser will provide a transitional credit to cushion the impact of reverting to the original 0.40% fee schedule. The credit will apply at asset levels between $175 million and $200 million. The credit will be applied against the fees assessed under the existing fee schedule and will have the effect of reducing the dollar fee until assets either (a) exceed $200 million, when the 0.35% fee would be triggered, or (b) fall below a threshold of $175 million, which would trigger the application of the 0.40% fee schedule.

The credit is determined by prorating the difference between the 0.40% fee schedule and the 0.35% fee schedule over the difference between $200 million and the current portfolio size for billing purposes. The credit would approach $100,000 annually when the Equity Income Portfolio’s assets were close to $200 million and fall to zero at $175 million.

The transitional credit is determined as follows:

Current Portfolio Size for Billing Purposes - $175,000,000	X $100,000
$25,000,000

To accommodate circumstances where the Equity Income Portfolio’s assets fall beneath $500 million, and to prevent a decline in the Portfolio’s assets from causing an increase in the absolute dollar fee, the Sub-Adviser will provide a transitional credit to cushion the impact of reverting to the original 0.35% fee schedule. The credit will apply at asset levels between approximately $464 million and $500 million. The credit will be applied against the fees assessed under the existing fee schedule and will have the effect of reducing the dollar fee until assets either (a) exceed $500 million, when the 0.325% fee would be triggered, or (b) fall below a threshold of approximately $464 million, which would trigger the application of the 0.35% fee schedule.

The credit is determined by prorating the difference between the 0.35% fee schedule and the 0.325% fee schedule over the difference between $500 million and the current portfolio size for billing purposes. The credit would approach $125,000 annually when the Equity Income Portfolio’s assets were close to $500 million and fall to zero at approximately $464 million.

The transitional credit is determined as follows:

Current Portfolio Size for Billing Purposes - $464,285,714	X $125,000
$35,714,286

To accommodate circumstances where the Equity Income Portfolio’s assets fall beneath $1 billion, and to prevent a decline in the Portfolio’s assets from causing an increase in the absolute dollar fee, the Sub-Adviser will provide a transitional credit to cushion the impact of reverting to the original tiered fee schedule. The credit will apply at asset levels between approximately $958 million and $1 billion. The credit will be applied against the fees assessed under the existing fee schedule and will have the effect of reducing the dollar fee until assets either (a) exceed $1 billion, when the 0.30% fee would be triggered, or (b) fall below a threshold of approximately $958 million, which would trigger the application of the tiered fee schedule.

The credit is determined by prorating the difference between the tiered fee schedule and the 0.30% fee schedule over the difference between $1 billion and the current portfolio size for billing purposes. The credit would approach $125,000 annually when the Equity Income Portfolio’s assets were close to $1 billion and fall to zero at approximately $958 million.

The transitional credit is determined as follows:

Current Portfolio Size for Billing Purposes - $958,333,333	X $125,000
$41,666,666

To accommodate circumstances where the Equity Income Portfolio’s assets fall beneath $1.5 billion, and to prevent a decline in the Portfolio’s assets from causing an increase in the absolute dollar fee, the Sub-Adviser will provide a transitional credit to cushion the impact of reverting to the original 0.30% fee schedule. The credit will apply at asset levels between approximately $1.375 billion and $1.5 billion. The credit will be applied against the fees assessed under the existing fee schedule and will have the effect of reducing the dollar fee until assets either (a) exceed $1.5 billion, when the 0.275% fee would be triggered, or (b) fall below a threshold of approximately $1.375 billion, which would trigger the application of the 0.30% fee schedule.

The credit is determined by prorating the difference between the 0.30% fee schedule and the 0.275% fee schedule over the difference between $1.5 billion and the current portfolio size for billing purposes. The credit would approach $375,000 annually when the Equity Income Portfolio’s assets were close to $1.5 billion and fall to zero at approximately $1.375 billion.

The transitional credit is determined as follows:

Current Portfolio Size for Billing Purposes - $1,375,000,000	x $375,000
$125,000,000

Effective December 1, 2018, the fee schedule applicable to the Equity Income Portfolio shall be as follows:

Portfolio	Fee
Equity Income Portfolio**

$0-50 Million – 0.475% of average daily net assets

$50-100 Million – 0.425% of average daily net assets

Reset at $100 Million – 0.375% of average daily net assets

Reset at $200 Million – 0.325% of average daily net assets

Reset at $500 Million – 0.30% of average daily net assets

$500 Million-$1 Billion – 0.275% of average daily net assets

Reset at $1 Billion – 0.275% of average daily net assets

Reset at $1.5 Billion – 0.25% of average daily net assets

**Equity Income Portfolio Transitional Fee Credits:

The Sub-Adviser will provide the Adviser a transitional credit to eliminate any discontinuity between the tiered fee schedule and the flat 0.375% fee schedule once assets reach $100 million. The credit will apply at asset levels between approximately $82.3 million and $100 million, To accommodate circumstances where the Equity Income Portfolio’s assets fall beneath $100 million, and to prevent a decline in the Portfolio’s assets from causing an increase in the absolute dollar fee, the Sub-Adviser will provide a transitional credit to cushion the impact of reverting to the original tiered fee schedule. The credit will be applied against the fees assessed under the existing fee schedule and will have the effect of reducing the dollar fee until assets either (a) exceed $100 million, when the flat fee would be triggered, or (b) fall below a threshold of approximately $82.3 million, which would trigger the application of the tiered fee schedule.

The credit is determined by prorating the difference between the tiered fee schedule and the flat 0.375% fee schedule over the difference between $100 million and the current portfolio size for billing purposes. The credit would approach $75,000 annually when the Equity Income Portfolio’s assets were close to $100 million and fall to zero at approximately $82.3 million. The transitional credit is determined as follows:

Current Portfolio Size for Billing Purposes - $82,352,941	X $75,000
$17,647,059

To accommodate circumstances where the Equity Income Portfolio’s assets fall beneath $200 million, and to prevent a decline in the Portfolio’s assets from causing an increase in the absolute dollar fee, the Sub-Adviser will provide a transitional credit to cushion the impact of reverting to the original 0.375% fee schedule. The credit will apply at asset levels between $173.3 million and $200 million. The credit will be applied against the fees assessed under the existing fee schedule and will have the effect of reducing the dollar fee until assets either (a) exceed $200 million, when the 0.325% fee would be triggered, or (b) fall below a threshold of $173.3 million, which would trigger the application of the 0.375% fee schedule.

The credit is determined by prorating the difference between the 0.375% fee schedule and the 0.325% fee schedule over the difference between $200 million and the current portfolio size for billing purposes. The credit would approach $100,000 annually when the Equity Income Portfolio’s assets were close to $200 million and fall to zero at $173.3 million.

The transitional credit is determined as follows:

Current Portfolio Size for Billing Purposes - $173,333,333	X $100,000
$26,666,667

To accommodate circumstances where the Equity Income Portfolio’s assets fall beneath $500 million, and to prevent a decline in the Portfolio’s assets from causing an increase in the absolute dollar fee, the Sub-Adviser will provide a transitional credit to cushion the impact of reverting to the original 0.325% fee schedule. The credit will apply at asset levels between approximately $461.5 million and $500 million. The credit will be applied against the fees assessed under the existing fee schedule and will have the effect of reducing the dollar fee until assets either (a) exceed $500 million, when the 0.30% fee would be triggered, or (b) fall below a threshold of approximately $461.5 million, which would trigger the application of the 0.325% fee schedule.

The credit is determined by prorating the difference between the 0.325% fee schedule and the 0.30% fee schedule over the difference between $500 million and the current portfolio size for billing purposes. The credit would approach $125,000 annually when the Equity Income Portfolio’s assets were close to $500 million and fall to zero at approximately $461.5 million.

The transitional credit is determined as follows:

Current Portfolio Size for Billing Purposes - $461,538,462	X $125,000
$38,461,538

To accommodate circumstances where the Equity Income Portfolio’s assets fall beneath $1 billion, and to prevent a decline in the Portfolio’s assets from causing an increase in the absolute dollar fee, the Sub-Adviser will provide a transitional credit to cushion the impact of reverting to the original 0.30% tiered fee schedule. The credit will apply at asset levels between approximately $954.5 million and $1 billion. The credit will be applied against the fees assessed under the existing fee schedule and will have the effect of reducing the dollar fee until assets either (a) exceed $1 billion, when the 0.275% fee would be triggered, or (b) fall below a threshold of approximately $954.5 million, which would trigger the application of the 0.30% tiered fee schedule.

The credit is determined by prorating the difference between the tiered fee schedule and the 0.275% fee schedule over the difference between $1 billion and the current portfolio size for billing purposes. The credit would approach $125,000 annually when the Equity Income Portfolio’s assets were close to $1 billion and fall to zero at approximately $954.5 million.

The transitional credit is determined as follows:

Current Portfolio Size for Billing Purposes - $954,545,455	X $125,000
$45,454,545

To accommodate circumstances where the Equity Income Portfolio’s assets fall beneath $1.5 billion, and to prevent a decline in the Portfolio’s assets from causing an increase in the absolute dollar fee, the Sub-Adviser will provide a transitional credit to cushion the impact of reverting to the original 0.275% fee schedule. The credit will apply at asset levels between approximately $1.364 billion and $1.5 billion. The credit will be applied against the fees assessed under the existing fee schedule and will have the effect of reducing the dollar fee until assets either (a) exceed $1.5 billion, when the 0.25% fee would be triggered, or (b) fall below a threshold of approximately $1.364 billion, which would trigger the application of the 0.275% fee schedule.

The credit is determined by prorating the difference between the 0.275% fee schedule and the 0.25% fee schedule over the difference between $1.5 billion and the current portfolio size for billing purposes. The credit would approach $375,000 annually when the Equity Income Portfolio’s assets were close to $1.5 billion and fall to zero at approximately $1.364 billion.

The transitional credit is determined as follows:

Current Portfolio Size for Billing Purposes - $1,363,636,364	x $375,000
$136,363,636